                                                                    Exhibit 10.1

                                                                  EXECUTION COPY

                             RESTRUCTURING AGREEMENT
                            REGARDING PRE-NEGOTIATED
                             PLAN OF REORGANIZATION



                           STUART ENTERTAINMENT, INC.

                                       AND

                    MEMBERS OF AD HOC COMMITTEE OF HOLDERS OF

           $100,000,000 OF 12 1/2% SENIOR SUBORDINATED NOTES DUE 2004



DATED: MAY 21, 1999
NEW YORK, NEW YORK

                                TABLE OF CONTENTS

                                                                                                               Page

Article 1 Definitions............................................................................................   1

Article 2 General Terms of Restructuring.........................................................................   3

         Section 2.1       Treatment of Constituencies...........................................................   3
         Section 2.2       Securities Considerations.............................................................

Article 3 Treatment of Notes, Existing Common Stock, the Senior Credit Facility and Trade Claims.................   4

         Section 3.1       Exchange of Notes for Common Stock....................................................   4
         Section 3.2       Cancellation of Existing Common Stock.................................................   4
         Section 3.3       Senior Credit Facility................................................................   4
         Section 3.4       Forbearance by Noteholders............................................................   5
         Section 3.5       Transfer by Noteholders...............................................................   5
         Section 3.6       Trade Claims..........................................................................   5

Article 4 Existing Stockholder Warrants..........................................................................   5

         Section 4.1       The Warrants..........................................................................   5
         Section 4.2       Purchase Price........................................................................   5
         Section 4.3       Adjustments...........................................................................   5
         Section 4.4       Reservation of Shares.................................................................   6

Article 5 Management and Employees...............................................................................   6

         Section 5.1       Executive Options.....................................................................   6
         Section 5.2       Equity Incentive Options..............................................................   6
         Section 5.3       Transaction Payment...................................................................   7
         Section 5.4       Other Employees.......................................................................   7
         Section 5.5       Board of Directors....................................................................   7
         Section 5.6       Employment and Severance Agreements...................................................   7
         Section 5.7       Management Compensation...............................................................   8
         Section 5.8       The Employee Stock Bonus Plan.........................................................   8

Article 6 Gaming Regulation......................................................................................   8

         Section 6.1       Gaming Regulatory Considerations......................................................   8
         Section 6.2       Compliance Person.....................................................................   8

Article 7 Bankruptcy Process.....................................................................................   8

         Section 7.1       Bankruptcy Filing.....................................................................   8
         Section 7.2       Plan of Reorganization and Related Documents..........................................   9
         Section 7.3       Support of the Plan...................................................................   9
         Section 7.4       No Improper Solicitation..............................................................   9

                                       i
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
                                                                                                                  Page
         Section 7.5       Noteholder Committee..................................................................  10
         Section 7.6       Conduct of Business Pending the Closing Date..........................................  10
         Section 7.7       Public Announcements..................................................................  10

Article 8 Closing Conditions.....................................................................................  11

         Section 8.1       Conditions to Noteholder Obligations..................................................  11
         Section 8.2       Conditions to Stuart Obligations......................................................  12

Article 9 Other Agreements ......................................................................................  13

         Section 9.1       Election to be a Private Company......................................................  13
         Section 9.2       Alternative Transactions..............................................................  13

Article 10 Miscellaneous.........................................................................................  13

         Section 10.1      Successors and Assigns................................................................  13
         Section 10.2      Settlement............................................................................  14
         Section 10.3      Notices...............................................................................  14
         Section 10.4      Amendments............................................................................  15
         Section 10.5      Applicable Law........................................................................  15
         Section 10.6      Headings..............................................................................  15
         Section 10.7      Counterparts..........................................................................  15
         Section 10.8      Entire Agreement......................................................................  15
         Section 10.9      Time Is of the Essence................................................................  16
         Section 10.10     Additional Noteholders................................................................  16
         Section 10.11     Term of Agreement.....................................................................  16
         Section 10.12     Professional Fees.....................................................................  16

         This RESTRUCTURING AGREEMENT dated as of May 21, 1999 (this "Agreement") is by and between STUART ENTERTAINMENT, INC., a Delaware corporation ("Stuart"), and CONTRARIAN CAPITAL MANAGEMENT, L.L.C. ("Contrarian") (together with any other holder of Notes that may become a party to the Agreement pursuant to Section 10.10, the "Noteholders").

                                    RECITALS

         WHEREAS, pursuant to that certain Indenture dated as of November 13, 1996 (the "Indenture") by and among Stuart and Marine Midland Bank, a national banking association (the "Trustee"), as trustee thereunder, Stuart has issued $100,000,000 principal amount of its 12 1/2% Senior Subordinated Notes due 2004 (the "Notes"); and

         WHEREAS, Stuart will not make the May 15, 1999 interest payment due with respect to the Notes and will, as a result, after the applicable 30-day cure period, be in default of its obligations with respect to the Notes; and

         WHEREAS, the parties have determined that it would be in their mutual best interests to restructure Stuart's debt and equity securities in the manner provided below.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         For purposes of this Agreement, the following terms shall have the following meanings:

         "Agreement" shall mean this Restructuring Agreement.

         "Alternative Transaction" shall have the meaning set forth in Section 9.2.

         "Approvals" shall have the meaning set forth in Section 8.1(d).

         "Bankruptcy Code" shall mean the Bankruptcy Reform Act of 1978, Title 11, United States Code, as now in effect or hereafter amended, Sections 11 U.S.C. 101 et seq.

         "Bankruptcy Court" shall mean the United States Bankruptcy Court for the District of Delaware.

         "Chapter 11 Case" shall have the meaning set forth in Article 2.

         "Closing" shall mean the completion of the transactions to occur on the Closing, Date as provided herein.

         "Closing Date" shall mean the date on which the Closing occurs.

         "Confirmation Date" shall mean the date upon which the Bankruptcy Court enters its order confirming the Plan.

         "Conversion Event" shall mean the date upon which the effectiveness of the Plan occurs, including the conversion of the Notes to New Common Stock of Stuart.

         "EBITDA" shall mean, during each applicable fiscal year, for Stuart and its subsidiaries, determined in accordance with GAAP consistently applied, the net income (or loss) for such period, plus, to the extent reflected in the statement of net income for such period, the sum of (a) the income tax of Stuart and its subsidiaries, (b) the interest expense of Stuart and its subsidiaries,
(c) depreciation expense of Stuart and its subsidiaries, and (d) amortization of Stuart and its subsidiaries on a consolidated basis.

         "Employee Stock Plan" shall have the meaning set forth in Article 2.

         "Equity Incentive Options" shall have the meaning set forth in Section 5.2.

         "Executive" shall mean any person who is a member of the Executive Management Group.

         "Executive Management Group" shall consist of Joseph M. Valandra (Chief Executive Officer), Lawrence X. Taylor, III (Chief Financial Officer), Ernie Marshand (Chief Operating Officer), Jimmy D. Helton (Senior Vice President - Strategic Planning and Analysis), and Clem Chantiam (Senior Vice President).

         "Executive Options" shall mean the options to be issued to the Executive Management Group under Section 5.1 hereof on the Closing Date.

         "Existing Common Stock" shall mean the common stock, $0.01 par value, of Stuart issued and outstanding immediately prior to the Closing Date.

         "Existing Stockholder Warrants" shall mean the warrants to be issued to holders of the Existing Common Stock under Article 4 hereof on the Closing Date.

         "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession.

         "Indenture" shall have the meaning set forth in the Recitals to this Agreement.

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
         "New Common Stock" shall mean the common stock, $0.01 par value per share, to be authorized under the Company's amended and restated certificate of incorporation to be filed with the Delaware Secretary of State effective upon the Closing.

         "Noteholders" shall have the meaning set forth in the Preamble to this Agreement.

         "Notes" shall have the meaning set forth in the Recitals to this Agreement.

         "Official Noteholder Committee" shall have the meaning set forth in
Section 7.5.

         "Operating Pleading" shall have the meaning set forth in Section 7.1.

         "Petition Pleadings" shall have the meaning set forth in Section 7.1

         "Plan" shall mean the pre-negotiated plan of reorganization to be proposed by Stuart consistent with this Agreement.

         "Plan Related Documents" shall have the meaning set forth in Section
7.2.

         "Restructuring" shall have the meaning set forth in Article 2.

         "Retention Bonus" shall mean the approximately $227,500 in bonuses payable to certain employees on December 31, 1999.

         "Senior Credit Facility" shall mean the senior secured working capital facility in the principal amount of $30,000,000, which indebtedness is senior to the Notes and secured by essentially all the assets of Stuart and its subsidiaries.

         "Trade Claims" shall mean all claims against Stuart as of the commencement of its Chapter 11 Case incurred in the purchase, lease or use of goods and services in the ordinary course of Stuart's business, excluding therefrom any claim arising out of the rejection of any unexpired lease or executory contract and any claim arising under or related to the Notes.

         "Trustee" shall have the meaning set forth in the Recitals to this Agreement.

                                   ARTICLE 2

                         GENERAL TERMS OF RESTRUCTURING

Section 2.1 Treatment of Constituencies. The parties to this Agreement have agreed in principle to a restructuring of Stuart which shall be implemented by a Chapter 11 filing by Stuart in the United States Bankruptcy Court for the District of Delaware, Wilmington, Delaware (the "Restructuring"). Specifically, Stuart shall file a petition for relief under Chapter 11 of the Bankruptcy Code (the "Chapter 11 Case") and shall propound a pre-negotiated plan of reorganization that provides for, among other things: (a) the conversion of the Notes into shares of New Common Stock and the cancellation of the Notes; (b) the cancellation of the Existing Common Stock, and any options, warrants or other rights to acquire any Existing

Common Stock of Stuart; (c) the granting to holders of Existing Common Stock warrants to acquire a total of 10% of the New Common Stock on a pro rata basis, as described in Article 4; (d) the establishment of an Employee Stock Bonus Plan (the "Employee Stock Plan") as described in Article 5; (e) the payment of the Retention Bonus to certain employees and the issuance of the Executive Options and the Equity Incentive Options to the Executive Management Group; and (f) the restructuring of the Senior Credit Facility. The summary of the Restructuring set forth in this Article 2 is qualified in its entirety by the other provisions of this Agreement, which provide a more detailed description of the terms and conditions of the Restructuring.

         Section 2.2 Securities Considerations. Stuart intends to maintain its status as a registered reporting company under the Securities Exchange Act of 1934 throughout the Chapter 11 Case and, subject to the provisions of Section
9.1 hereof, following the Closing Date. Subject to Section 9.1 hereof, Stuart also intends to secure a listing for trading of the New Common Stock on a recognized national securities exchange or automated quotation system either concurrent with or as soon as practicable after the Closing Date. If Stuart and the Noteholders elect to maintain Stuart's status as a registered reporting company under the Securities Exchange Act of 1934 following the Closing Date as set forth in Section 9.1, the Plan will provide for the issuance of round-lots of New Common Stock to a sufficient number of Stuart employees pursuant to the Employee Stock Plan to satisfy the Nasdaq Small Cap Market or Nasdaq National Market quantitative shareholder requirements.

                                   ARTICLE 3

TREATMENT OF NOTES, EXISTING COMMON STOCK, THE SENIOR CREDIT FACILITY AND TRADE CLAIMS

         Section 3.1 Exchange of Notes for Common Stock. On the Closing Date:
(a) the Notes, including principal, interest, fees and other charges with respect thereto, shall be cancelled and extinguished and, in exchange therefor, subject to the provisions of Section 9.1 hereof, Noteholders shall receive their pro rata share of one hundred percent (100%) of the New Common Stock issued and outstanding on the Closing Date (excluding shares of New Common Stock reserved for issuance (i) upon exercise of the Existing Stockholder Warrants, (ii) under the Employee Stock Plan, and (iii) upon exercise of the Executive Options and the Equity Incentive Options); and (b) Stuart shall have no further obligations under or in connection with the Notes of any kind whatsoever.

         Section 3.2 Cancellation of Existing Common Stock. On the Closing Date, the Existing Common Stock shall be canceled and extinguished, and the holders of the Existing Common Stock shall receive, in exchange therefor, and subject to the provisions of Section 9.1 hereof, their pro rata share of the Existing Stockholder Warrants. Other than the Existing Stockholder Warrants, the holders of the Existing Common Stock shall not receive any equity or other interest in Stuart (as reorganized) or any other consideration in exchange for cancellation of the Existing Common Stock.

         Section 3.3 Senior Credit Facility. On the Closing Date, the Senior Credit Facility shall be restructured or satisfied pursuant to a new senior secured working capital facility obtained by Stuart and its subsidiaries, which facility may also include a portion of term indebtedness. The terms and conditions of such restructured Senior Credit Facility or new senior working capital facility shall be reasonably acceptable to the parties hereto.

         Section 3.4 Forbearance by Noteholders. The parties acknowledge that the Company will not make the May 15, 1999 interest payment due under the Indenture, and that the Company will not make the payment during the 30-day cure period. During the term of this Agreement, the Noteholders shall (a) refrain from filing (or causing to be filed) or otherwise taking any action to enforce the Notes or the obligations of Stuart under the Indenture, or any guarantee relating thereto, including any requirement that Stuart make the May 15th interest payment, and (b) instruct the Trustee to refrain from filing or taking any such action.

         Section 3.5 Transfer by Noteholders. Each of the Noteholders agrees that during the term of this Agreement, it shall not, directly or indirectly, sell, assign, transfer, hypothecate or otherwise dispose of (a) any Note beneficially owned by it or as to which it has investment authority or discretion (including Notes acquired after the date hereof), (b) any "claim" (as that term is defined in Section 101(5) of the Bankruptcy Code) arising from, based on or related to the Notes, or (c) any option, interest in, or right to acquire any Note or claim referred to in clauses (a) and (b) above unless, in each and every such case, the Noteholder, as transferor, provides a complete copy of this Agreement to transferee with the initial transaction statement governing the transfer or sale of the Notes.

         Section 3.6 Trade Claims. The Noteholders shall consent and agree to the payment in full by Stuart of all Trade Claims either pursuant to the terms and conditions under which such Trade Claim arose or in the ordinary course of Stuart's business.

                                   ARTICLE 4

                          EXISTING STOCKHOLDER WARRANTS

         Section 4.1 The Warrants. Subject to the provisions of Section 9.1 hereof, each holder of Existing Common Stock shall be granted, on a pro rata basis, Existing Stockholder Warrants to acquire an aggregate number of shares of New Common Stock, which will be equivalent to ten percent (10%) of the New Common Stock issued and outstanding on the Closing Date (on a fully diluted basis, giving effect to the issuance of the shares (i) upon exercise of the Existing Stockholder Warrants, (ii) under the Employee Stock Plan, and (iii) upon exercise of the Executive Options and the Equity Incentive Options).

         Section 4.2 Purchase Price. Subject to the provisions of Section 9.1 hereof, each Existing Stockholder Warrant shall initially entitle the holder thereof to purchase one (1) share of New Common Stock, in accordance with the terms of the Existing Stockholder Warrant, at a purchase price per share equal to the per share value of the New Common Stock required to produce an aggregate equity value to the Noteholders sufficient to satisfy all amounts payable under the Notes as of the commencement of Stuart's Chapter 11 Case.

         Section 4.3 Adjustments. The Existing Stockholder Warrants shall include customary provisions with respect to the adjustment of the number of shares subject to such Existing


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
Stockholder Warrants in the event of stock splits, stock dividends and mergers and similar events.

         Section 4.4 Reservation of Shares. Subject to the provisions of Section
9.1 hereof, Stuart shall at all times reserve and keep available out of its authorized New Common Stock, solely for the purpose of issue upon exercise of Existing Stockholder Warrants, such number of New Common Stock as shall then be issuable upon the exercise of all Existing Stockholder Warrants.

                                   ARTICLE 5

                            MANAGEMENT AND EMPLOYEES

         Section 5.1 Executive Options. On the occurrence of a Conversion Event, the Executive Management Group shall be entitled to receive at the Closing options to acquire an aggregate number of shares of New Common Stock, equivalent to four percent (4%) of the outstanding New Common Stock on the Closing Date (the "Executive Options"). When issued, such New Common Stock shall dilute all shares of New Common Stock issued and outstanding at the time of issuance on a pro rata basis. The Executive Options shall have a nominal exercise price, and shall be allocated among the Executive Management Group in a manner and in an amount as determined by Mr. Valandra prior to the occurrence of a Conversion Event. The number of shares subject to the Executive Options shall be adjusted in the event of stock splits, stock dividends and mergers and similar events.

         Section 5.2 Equity Incentive Options. The Executive Management Group shall receive performance-based options to acquire an aggregate number of shares of New Common Stock, which shall be equivalent to six percent (6%) of the outstanding New Common Stock on the Closing Date (the "Equity Incentive Options"). When issued, such New Common Stock shall dilute only the shares of New Common Stock issued under Section 3.1 of this Agreement, on a pro rata basis. The Equity Incentive Options shall have an exercise price per share equal to the fair market value per share of New Common Stock as of the Closing Date. The Equity Incentive Options shall vest and become exercisable if Stuart meets the following EBITDA targets during the first three (3) full fiscal years of the Company following the Confirmation Date in accordance with the vesting schedule established below.

                                     EBITDA

   FISCAL YEAR        ($ IN MILLIONS)       VESTING
   -----------        ---------------       -------
        1                   $12               1/3
        2                   $14               1/3
        3                   $16               1/3

Notwithstanding the foregoing, the EBITDA targets set forth above shall be cumulative and the Equity Incentive Options may vest earlier than as set forth in the vesting schedule. For example, if Stuart fails to meet the total EBITDA for the first two fiscal years, but meets the target in the third fiscal year, and the aggregate EBITDA for all three fiscal years exceeds $42 million, the Equity Incentive Options shall vest in full. Further, if Stuart meets the EBITDA target established for any fiscal year during an earlier fiscal year, the Equity Incentive Options which would have vested based on achieving such EBITDA target in the later fiscal year shall vest in full. The Equity Incentive Options shall be allocated among the Executive Management Group in a manner and in an amount as determined by Mr. Valandra prior to the occurrence of a Conversion Event. The number of shares and exercise price of the Equity Incentive Options shall be adjusted in the event of stock splits, stock dividends and mergers and similar events.

         Section 5.3 Transaction Payment. If, in connection with any Alternative Transaction or series or combination of such transactions which occur before November 17, 1999, including, but not limited to, a tender offer for the Notes by a third-party, or a merger or sale of the Company, but not including any series or combination of private sales of Notes among existing Noteholders which in total relate to less than 100% of the outstanding Notes, the Noteholders receive at least $30 million in cash, or if a cash distribution of at least $30 million is made under the Plan to the Noteholders, the Executive Management Group shall receive 10% of all value in excess of $30 million that is received by the Noteholders. Such amounts shall be allocated among the Executive Management Group in a manner and in an amount as determined by Mr. Valandra. For purposes of this Section 5.3, the term Note includes any securities of the Company the Notes are exchanged for or converted into.

         Section 5.4 Other Employees. On December 31, 1999, each employee listed on Schedule 5.4 hereto shall be entitled to receive a Retention Bonus consisting of cash in an amount equal to ten percent (10%) of his or her annual base salary in effect on the date of this Agreement, provided that such employee remains an employee through December 31, 1999.

         Section 5.5 Board of Directors. The initial Board of Directors of Stuart following the Confirmation Date shall be comprised of five (5) directors. Mr. Valandra shall be a director of Stuart and shall be appointed the Chairman of the Board. Failure to appoint Mr. Valandra Chairman of the Board or to elect him to the Board of Directors shall constitute termination without "Cause" under his employment agreement. Mr. Valandra shall also have the right to appoint one additional director to the Board during the term of his Employment Agreement. Mr. Valandra shall have the right to recommend nominees to serve as the remaining three initial directors of Stuart, subject to the approval of the Noteholders; provided, however, that any member of the Official Noteholder Committee, or its nominee, may choose to serve instead of any such recommended nominees.

         Section 5.6 Employment and Severance Agreements. Subject to the final review of the Noteholders, the Noteholders hereby agree to approve and support approval by the Bankruptcy Court as part of the Chapter 11 Case, the Employment Agreements and Severance Agreements listed on Schedule 5.6 hereto, as may be modified or amended to reflect the terms of this Agreement.

         Section 5.7 Management Compensation. The initial Board of Directors shall, within three (3) months of a Conversion Event, review compensation levels of the Executive Management Group and shall make adjustments, as appropriate and in good faith, to fairly compensate the members of the Executive Management Group at levels competitive with similarly situated companies.

         Section 5.8 The Employee Stock Bonus Plan. Subject to the provisions of
Section 9.1 hereof, the Company shall establish the Employee Stock Plan under which employees who are members of the middle management of Stuart and who are listed on Schedule 5.4 hereto, and certain other employees to be designated by executive management at a later date, each shall receive 100 shares of New Common Stock, or an aggregate amount of New Common Stock which will be equivalent to one and two tenths percent (1.2%) of the outstanding Common Stock (on a fully diluted basis, giving effect to the issuance of the shares (i) upon exercise of the Existing Stockholder Warrants, (ii) under the Employee Stock Plan, and (iii) upon exercise of the Executive Options and the Equity Incentive Options).

                                   ARTICLE 6

                                GAMING REGULATION

         Section 6.1 Gaming Regulatory Considerations. The parties will cooperate to take such further steps as may be available to limit the application of the gaming regulations to the Noteholders and their principals. These steps may include the Noteholders' establishing subsidiary entities to hold the New Common Stock, creating multiple classes of New Common Stock, obtaining the agreement or acquiescence of regulatory authorities to refrain from applying or limiting the application of such regulations to the Noteholders for some period of time, granting by Noteholders of an irrevocable proxy to a senior decision-maker or group of senior decision-makers within the stockholder organization, or other measures. In any event, the obligations of each Noteholder hereunder will be conditioned upon such Noteholder's determination, in its reasonable discretion, that the application to such Noteholder of the gaming regulations associated with such Noteholder's ownership of New Common Stock will not be unduly burdensome or require such Noteholder or its principals to make disclosure of any information which such Noteholder or principal would otherwise maintain confidential.

         Section 6.2 Compliance Person. Stuart, at its cost, shall provide the Noteholders with an individual experienced in gaming license matters to assist them as reasonably necessary with gaming license matters and related reporting obligations, if any, associated with their ownership of New Common Stock. This compliance person shall assist the Noteholders with respect to interpreting regulations, preparing forms and inter-facing with gaming license authorities, and shall be accessible by telephone or e-mail to the Noteholders during regular business hours.

                                   ARTICLE 7

                               BANKRUPTCY PROCESS

         Section 7.1 Bankruptcy Filing. Upon execution of this Agreement, Stuart shall promptly commence preparation of Chapter 11 petitions, statements of financial affairs, schedules of assets and liabilities, and any and all other documents necessary to commence the

Chapter 11 Case (collectively, the "Petition Pleadings"). Stuart shall consult with the Noteholders in the preparation of the Petition Pleadings. In addition, upon execution of this Agreement, Stuart shall promptly commence preparation of all required cash collateral, debtor-in-possession financing and other operating documents which shall be filed as of the commencement of the Chapter 11 Case (the "Operating Pleading"). The Operating Pleading shall be in form and substance reasonably satisfactory to Stuart, the Noteholders, and their respective counsel and advisors.

         Section 7.2 Plan of Reorganization and Related Documents. Promptly following execution of this Agreement, the parties hereto shall commence preparation of the Plan, Disclosure Statement, Existing Stockholder Warrants, the Executive Options, the Equity Incentive Options, the Employee Stock Plan and other documents reasonably necessary to implement the Plan as contemplated hereunder (collectively, the "Plan Related Documents"). The Plan Related Documents shall be in form and substance reasonably satisfactory in all respects to Stuart and the Noteholders, and their respective counsel and advisors. The Plan Related Documents shall be filed with the Bankruptcy Court upon commencement of the Chapter 11 Case.

         Section 7.3 Support of the Plan. Stuart and each Noteholder shall use its reasonable best efforts to obtain confirmation of the Plan in accordance with the Bankruptcy Code and on terms consistent with this Agreement. Stuart and each Noteholder shall take all necessary and appropriate actions to achieve confirmation of the Plan, including recommending to the holders of impaired claims (including the other holders of the Notes) and interests that the Plan be confirmed. No Noteholder shall (a) object to the confirmation of the Plan or otherwise commence any proceeding to oppose or alter the Plan or any other reorganization documents containing terms and conditions consistent with those set forth in this Agreement, (b) vote for, consent to, support or participate in the formulation of any other plan of reorganization or liquidation proposed or filed or to be proposed or filed in any Bankruptcy proceeding commenced with respect to Stuart, (c) directly or indirectly seek, solicit, support or encourage any other plan, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of Stuart that could reasonably be expected to prevent, delay or impede the successful restructuring of Stuart as contemplated by this Agreement, or (d) take any other action that is inconsistent with, or that would delay confirmation of, the Plan; provided, however, that no Noteholder shall be barred from (e) objecting to compliance with Section 1126 of the Bankruptcy Code if the Disclosure Statement received by such Noteholder contains a material misstatement or omission, or (f) taking any action with respect to any matter which action is not inconsistent with the terms of this Agreement.

         Section 7.4 No Improper Solicitation. Notwithstanding Section 7.3 above, this Agreement and the terms of the Plan Related Documents are the product of negotiations among Stuart and the Noteholders. This Agreement is not and shall not be deemed to be a solicitation for consents to the Plan. No Noteholder's acceptance of the Plan shall be solicited until such party has received a Disclosure Statement approved by the Bankruptcy Court and otherwise in compliance with Section 1126 of the Bankruptcy Code.

         Section 7.5 Noteholder Committee. In conjunction with the Chapter 11 Case and pursuant to either Sections 1102(a)(1) or (a)(2) of the Bankruptcy Code, Stuart shall support the appointment of an official committee comprised of the Noteholders and such other holders of the Notes as may be appointed by the Office of United States Trustee (the "Official Noteholder Committee"). The Official Noteholder Committee shall, subject to compliance with the applicable provisions of the Bankruptcy Code, be entitled to retain the law firm of Milbank, Tweed, Hadley & McCloy, L.L.P., to assist it in the prosecution of the Plan and related matters. In the event the appointment of an Official Noteholder Committee is not approved in the Chapter 11 Case, Stuart shall actively support the approval, under Section 503(b) of the Bankruptcy Code, of the payment of the reasonable costs and fees incurred by the professionals retained by the Noteholders.

         Section 7.6 Conduct of Business Pending the Closing Date. Stuart agrees that, prior to the Closing Date, unless otherwise expressly contemplated or permitted by this Agreement:

         (a) Stuart shall not directly or indirectly, do or permit to occur any of the following: (1) issue, sell, pledge, dispose of or encumber any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of its capital stock; (ii) amend or propose to amend its articles of incorporation; (iii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of Existing Common Stock; (iv) redeem, purchase or acquire or offer to acquire any shares of its capital stock; (v) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof-, (vi) incur any indebtedness for borrowed money or issue any debt securities, except in connection with any restructuring or satisfaction of the Senior Credit Facility, including any debtor-in-possession financing obtained by Stuart and its subsidiaries either as part of or in connection with the Chapter 11 Case; or (vii) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 7.6(a); provided, however, that this Section 7.6(a) shall not prohibit Stuart from entering into any agreement to acquire any other person or entity (or the assets or operations thereof), whether or not such agreement may involve the issuance of equity securities of Stuart, if such agreement is expressly conditioned upon the approval of the Noteholders as a part of and pursuant to the Plan; and

         (b) Stuart shall (i) maintain its good standing under the laws of Delaware; and (ii) shall notify the Noteholders of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated).

         Section 7.7 Public Announcements. As soon as practicable after the execution of this Agreement, a press release shall be made announcing the material terms of the Restructuring as set forth herein, which press release shall be in form and substance reasonably satisfactory to Stuart and the Noteholders.

                                   ARTICLE 8

                               CLOSING CONDITIONS

         Section 8.1 Conditions to Noteholder Obligations. The obligations of the Noteholders to consummate the Restructuring as described herein shall be subject to the satisfaction as of the Closing Date, in all material respects, of each of the following conditions:

         (a) Compliance by Stuart. Stuart shall have performed and complied with all of its material covenants and other material obligations under this Agreement and the Plan Related Documents. Stuart shall not be in default of its obligations under this Agreement or the Plan Related Documents.

         (b) Proceedings Relating to the Chapter 11 Case. In connection with the proceedings in the Chapter 11 Case:

                  (i) The Bankruptcy Court shall have confirmed the Plan and the Confirmation Order shall be in form and substance reasonably acceptable to the Noteholders.

                  (ii) No Trustee (as such term is defined under the Bankruptcy
         Code) shall be appointed in the Chapter 11 Case.

                  (iii) The Chapter 11 Case shall not be converted to a liquidation case under Chapter 7 of the Bankruptcy Code.

                  (iv) Stuart shall have sufficient cash on the Closing Date to make all cash payments required to be made on the Closing Date pursuant to the Plan.

                  (v) All claims of creditors, secured or unsecured, and equity holders shall be treated consistent with the terms of the Plan. In that regard, Stuart and the Noteholders acknowledge that the Plan may provide for the distribution of New Common Stock otherwise distributed to Noteholders under Section 3.1 hereof to the holders of allowed claims arising out of the rejection of certain unexpired leases or other executory contracts. In all events, all claims of creditors, secured or unsecured, shall be the treated in a manner satisfactory to the Noteholders.

         (c) No Prohibition of Transaction. There shall not be in force any order, decree or ruling by any court or governmental body having jurisdiction, or any threatened or pending complaint of a governmental body or any person praying for an order, decree or ruling of a court restraining or enjoining the consummation of or rendering illegal the transactions contemplated by this Agreement, and there shall not be in force any such order or decree (including any injunction or temporary restraining order granted pursuant to a complaint filed under the federal antitrust laws); provided, however, that nothing in this Agreement shall require Stuart or any of the Noteholders to seek a stay pending appeal of any such injunction, decree or order other than a temporary restraining order.

         (d) Regulatory Approvals. Stuart shall have received all regulatory approvals, including without limitation all approvals by applicable gaming authorities, which shall have become final and nonappealable or any period of objection by regulatory authorities shall have expired, as applicable, and all other material approvals, permits, authorization, consents, licenses and agreements from other third parties that are necessary or appropriate to permit the transactions contemplated hereby and by the Plan and any related agreements and to permit Stuart to carry on its business after the Closing Date in a manner consistent in all material respects with the manner in which it was carried on prior to the Closing Date (collectively, the "Approvals"), which Approvals shall not contain any condition or restriction that materially impairs Stuart's ability to carry on its business in a manner consistent in all respects with the manner as proposed to be carried on by Stuart pursuant to the Plan.

         (e) Filings and Service. The Plan Related Documents each shall not have been modified or withdrawn without the prior consent of the Noteholders.

         (f) Material Adverse Change. There shall not have occurred, directly or indirectly, after the date hereof and before the Closing Date, any material adverse change in Stuart's condition (financial or otherwise), business, assets, liabilities or results of operations.

The foregoing conditions contained in this Section 8.1 are intended solely for the benefit of the Noteholders. The Noteholders shall at all times have the right to waive any condition. All approvals given by the Noteholders under this Section shall be in writing. The waiver by the Noteholders of any condition shall not relieve any other party of any liability or obligation with respect to any covenant or agreement set forth herein.

         Section 8.2 Conditions to Stuart Obligations. The Closing and Stuart's obligations hereunder shall be subject to the satisfaction as of the Closing Date of each of the following, conditions:

         (a) Compliance by Noteholders. Each of the Noteholders shall have complied with all of its material covenants and other material obligations under this Agreement and the Plan Related Documents. None of the Noteholders shall be in default of its obligations under this Agreement or the Plan Related Documents.

         (b) Proceedings Relating to the Chapter 11 Case. A Confirmation Order and any other orders by the Bankruptcy Court necessary to confirm the Plan and approve this Agreement and the Plan Related Documents, any documents related hereto and the transactions contemplated hereby shall be entered, each of which order or orders shall be a final order reasonably acceptable in form and substance to Stuart and its counsel.

         (c) No Prohibition of Transaction. There shall not be in force any order, decree or ruling by any court or governmental body having jurisdiction, or any threatened or pending complaint of a governmental body or any person praying for an order, decree or ruling of a court restraining or enjoining the consummation of or rendering illegal the transactions contemplated by this Agreement, and there shall not be in force any such order or decree (including any injunction or temporary restraining order granted pursuant to a complaint filed under the federal antitrust laws); provided, however, that nothing in this Agreement shall require Stuart or any Noteholder to seek a stay pending appeal of any such injunction, decree or order other than a temporary restraining order.

         (d) Regulatory Approvals. The Noteholders shall have received all Approvals, which Approvals shall have become final and nonappealable or any period of objection by regulatory authorities shall have expired, as applicable.

The foregoing conditions contained in this Section 8.2 are intended solely for the benefit of Stuart. Stuart shall at all times have the right to waive any condition. All approvals given by Stuart under this Section shall be in writing. The waiver by Stuart of any condition shall not relieve any other party of any liability or obligation with respect to any covenant or agreement set forth herein.

                                   ARTICLE 9

                                OTHER AGREEMENTS

         Section 9.1 Election to be a Private Company. The parties to this Agreement are currently examining whether it is more beneficial for Stuart to operate, immediately following the Closing Date, as a public company, registered under the Securities Exchange Act of 1934, or as a private company. The parties agree to continue to investigate the merits of being a public or private company following the Closing Date in good faith and shall make a final decision regarding this matter by the earlier of the filing of the Petition Pleadings or June 10, 1999. Moreover, Stuart shall agree to operate as a private company immediately following the Closing Date if, as a result of an Alternative Transaction, the capital structure for Stuart as contemplated in this Agreement is modified and such modified structure provides economic value and compensation to the relevant constituents of the Company, including the Executive Management Group, in a manner and in an amount at least equivalent to that contained in this Agreement.

         Section 9.2 Alternative Transactions. The parties to this Agreement acknowledge that the Company, with the assistance of its advisors, is in the process of soliciting third-parties concerning a possible merger, business combination, sale of assets, sale of equity interests or other securities in the Company (an "Alternative Transaction"). During the term of this Agreement, the Company and the Noteholders shall cooperate with each other with respect to the solicitation or negotiation of any Alternative Transaction. Additionally, if any such Alternative Transaction is proposed, and the terms thereof are acceptable to both the Company, including the Executive Management Group, and the Noteholders, the parties hereto agree to make all necessary amendments to this Agreement and, if applicable, the Plan Related Documents, and to undertake such acts that are necessary and appropriate to implement such Alternative Transaction.

                                   ARTICLE 10

                                  MISCELLANEOUS

         Section 10.1 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns, including, without limitation, any transferee who receive any Notes held by a Noteholder executing this Agreement; provided, further, that nothing contained in this Section 9.1 shall be deemed to permit sales, assignments or transfers other than in accordance with the provisions of Section 3.5.

         Section 10.2 Settlement. This Agreement and the Plan are part of a proposed settlement of disputes among the parties hereto. Except as expressly provided herein, nothing in this Agreement is intended to in any manner waive, limit, impair or restrict the ability of the Noteholders to protect and preserve their respective rights, remedies and interests, including without limitation their respective claims against Stuart and their respective full participation in the Chapter 11 Case. Nothing in this Agreement shall be deemed an admission of any sort. Nothing set forth herein effects a modification of any Noteholder's rights under any document or agreement unless and until the Plan is confirmed and becomes effective. If the transactions contemplated hereby are not consummated or if this Agreement is terminated for any reason, the parties hereto fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement shall not be admitted into evidence in any proceeding other than a proceeding to enforce its terms.

         Section 10.3 Notices. Any notice by any party to another party hereunder shall be deemed sufficiently given if in writing either served by personal delivery or sent by overnight courier guaranteeing next day delivery or by telecopy, addressed (until further written notice of change of address), if to Stuart, to:

                           STUART ENTERTAINMENT, INC.

                           3211 Nebraska Avenue
                           Council Bluffs, Iowa 51501
                           Attn:    Joseph M. Valandra
                                    Chairman and
                                    Chief Executive Officer

                           Telephone: (712) 323-1488
                           Fax: (712) 323-3215

with a copy to:

                           SQUIRE SANDERS & DEMPSEY L.L.P.
                           Two Renaissance Square
                           40 N. Central Avenue, Suite 2700
                           Phoenix, Arizona 85004
                           Attn:    Craig D. Hansen, Esq.
                           Telephone: (602) 528-4000
                           Fax: (602) 253-8129
if to the Noteholders to:

                           CONTRARIAN CAPITAL MANAGEMENT, L.L.C.
                           411 West Putnam Ave.
                           Suite 225
                           Greenwich, CT 06830
                           Attn:    David E. Jackson, Managing Partner
                           Telephone: (203) 862-8202
                           Fax: (203) 629-1977

with a copy to:

                           MILBANK, TWEED, HADLEY & MCCLOY, LLP
                           601 S. Figueroa Street, 30th Floor
                           Los Angeles, California 90017
                           Attn: Paul S. Aronzon, Esq.
                           Telephone: (213) 892-4000
                           Fax: (213) 629-5063

Notice given by personal delivery shall be effective upon delivery. Notice transmitted by overnight courier guaranteeing next day delivery shall be effective on the business day following timely delivery to such courier. Notice transmitted by telecopy shall be effective when receipt is acknowledged.

         Section 10.4 Amendments. This Agreement shall not be modified, amended or otherwise changed without the written agreement of all of the parties hereto.

         Section 10.5 Applicable Law. This Agreement shall be governed by the laws of the State of New York (without reference to the provisions thereof relating to conflicts of laws) and applicable federal bankruptcy law and any questions arising hereunder shall be construed or determined in accordance with such laws. The parties hereby agree to retain jurisdiction in the Bankruptcy Court with respect to questions arising under this Agreement.

         Section 10.6 Headings. The table of contents and the headings at the beginning of the articles, sections and subsections of this Agreement are solely for the convenience of the parties and are not a part of this Agreement.

         Section 10.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 10.8 Entire Agreement. This Agreement (including all Exhibits hereto) contains the entire understanding between the parties relating to its subject matter and supersedes all prior agreements, understandings, representations and statements, oral or written.

         Section 10.9 Time Is of the Essence. Time is of the essence under this Agreement.

         Section 10.10 Additional Noteholders. Any additional holder of any portion of the Notes may become a party to this Agreement by duly executing a written acknowledgment of such holder's agreement to be bound by the terms and provisions of this Agreement and to be deemed to be a "Noteholder" for all purposes hereof, and upon delivery of an executed copy of such acknowledgment to Stuart and each other Noteholder, such holder shall be thereafter deemed to be a Noteholder for all purposes hereof.

         Section 10.11 Term of Agreement. Unless extended in writing by Stuart and the Noteholders, this Agreement shall terminate and be of no further force and effect on the earlier to occur of (i) the Conversion Event, or (ii) September 30, 1999. If any time during the term hereof, less than 40% of the face amount of the total outstanding Notes have executed this Agreement, Stuart shall have the right, at its sole discretion, but without obligation, to terminate this Agreement, in which case this Agreement shall have no further force and effect.

         Section 10.12 Professional Fees. All reasonable out-of-pocket fees, costs and expenses (including, without limitation, all legal and professional fees and costs) incurred by or on behalf of the Noteholders in connection with the restructuring through the date of the commencement of the Chapter 11 Case, shall be paid in full by Stuart prior to the commencement thereof.

                  [remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties have caused this Restructuring Agreement to be executed as of the date first above written.

                               STUART ENTERTAINMENT, INC.

                               By:  /s/ Joseph M. Valandra
                                  --------------------------------------------
                                        Its: Chairman of the Board, Chief
                                             Executive Officer and President
                                            ----------------------------------

                               CONTRARIAN CAPITAL MANAGEMENT, L.L.C.

                               By: /s/ David Jackson
                                  --------------------------------------------
                                        Its: Managing Director
                                            ----------------------------------

                               SALOMON SMITH BARNEY

                               By: /s/
                                  --------------------------------------------
                                        Its:
                                            ----------------------------------

                                       19